Exhibit 2.1

CONFIDENTIAL MATERIAL OMITTED AND
FILED SEPARATELY WITH THE SECURITIES
AND EXCHANGE COMMISSION.
ASTERISKS DENOTE SUCH OMISSIONS.

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement is entered into as of May 2, 2008, among VIDUS OCULAR, INC., a Delaware corporation (the “Company”), the individuals and entities listed on Schedule A hereto (individually a “Seller” and collectively the “Sellers”), the individuals and entities listed on Schedule B hereto (individually a “Noteholder” and collectively the “Noteholders”), OPKO HEALTH, INC., a Delaware corporation (“OPKO”), and OPKO INSTRUMENTATION, LLC, a Delaware limited liability company and wholly-owned subsidiary of OPKO (“Buyer”).

Preliminary Statements

A. The Sellers collectively own all of the outstanding shares of capital stock of the Company, and desire to sell to Buyer, and Buyer desires to acquire all of the capital stock of the Company, on the terms and subject to the conditions set forth in this Agreement.

B. The Noteholders collectively hold all of the Notes (as defined in Article 1), and desire to sell to Buyer, and Buyer desires to acquire all of the Notes and the indebtedness represented thereby in exchange for certain shares of OPKO Common Stock, on the terms and subject to the conditions set forth in this Agreement.

Agreement

In consideration of the preliminary statements and the respective mutual covenants, representations and warranties contained in this Agreement, the parties agree as set forth below.

ARTICLE 1

Definitions

In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below:

“Affiliate” of a specified Person means a Person who directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the specified Person. As used in the foregoing sentence, the term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or such other relationship as, in fact, constitutes actual control.

“Agreement” means this Agreement together with all exhibits and schedules referred to herein.

“AMEX” means the American Stock Exchange, LLC.

“Aquashunt” means the Company’s glaucoma drainage device, as improved and modified from time to time.

“Consideration Shares” means, collectively, the *** Shares, the *** Shares, the True-Up Shares (each as defined in Section 2.1), the Yale Shares and the shares of OPKO Common Stock issued upon exercise of the Stock Options (as defined in Section 2.1).

“Contracts” means all contracts, agreements, covenants, commitments and other instruments of any kind, whether oral or written, to which the Company is a party or to which the assets or properties of the Company are bound.

“Core IP Assets” means the Yale License and all of the Company’s Intellectual Property as of the Closing Date (including, without limitation, the Aquashunt), together with all preclinical and clinical studies and data related to the Company’s Intellectual Property whether or not existing as of the Closing Date.

“Debt” means any and all monies owed by the Company to any of the Sellers.

“Environmental Laws” means any Law including any Law relating to pollution or protection of the environment or natural resources, or the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Akerman Senterfitt.

“Escrow Agreement” shall mean that escrow agreement dated the date hereof and substantially in the form attached hereto as Schedule C.

“Escrow Shares” means 286,624 shares of OPKO Common Stock held in escrow pursuant to the Escrow Agreement to satisfy Claims under Section 8.5, as described on Schedule D attached hereto.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FDA” means the United States Food and Drug Administration.

“Founders” shall mean Ben R. Bronstein, James R. McNab, Jr., Milton Bruce Shields and Nicholas Fish Warner.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Guaranty” means, as to any Person, any contract, agreement or understanding of such Person pursuant to which such Person guarantees the indebtedness, liabilities or obligations of others, directly or indirectly, in any manner, including agreements to purchase such indebtedness, liabilities or obligations, or to supply funds to or in any manner invest in others, or to otherwise assure the holder of such indebtedness, liabilities or obligations against loss.

“Hazardous Materials” means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated byphenyls or (b) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“Indemnifying Noteholder” means JM Medical, LLC, a Delaware limited liability company.

“Intellectual Property” means any or all of the following owned, used or controlled by the Company: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all trade secrets and confidential business information (including, to the extent such items are confidential or proprietary to the Company, databases, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) all proprietary computer programs and software (including data and source and object codes and related documentation); (f) all other proprietary rights, licenses and sublicenses granted by or to the Company that relate to any of the foregoing; and (g) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” means the actual knowledge of the Founders as of the date of this Agreement.

“Law” means any federal, state or local law, statute, ordinance, rule, regulation, order, writ, judgment or decree.

“Liabilities” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), damages, claims, fines, penalties, assessments, costs or expenses.

“Liens” means any liens, claims, charges, pledges, security interests, mortgages, title defects or encumbrances.

“Material Adverse Effect” means any change in or effect on the business of a Person that is, or would reasonably be expected to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise), or results of operations of such Person taken as a whole; provided, however, that “Material Adverse Effect” shall not include the effect of any circumstance, change, development, event or state of facts arising out of or attributable to any of the following: (a) the industry and markets in which such Person operates generally, (b) general economic or political conditions, (c) the failure of such Person to meet projections of earnings, revenues or other financial measures, including a decline in stock price, in and of itself, (d) acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events (such as natural disasters, acts of God or other events not within the reasonable control of such Person), (e) any changes in applicable Laws or accounting rules, or (f) with respect to the Company, the taking of any action required by this Agreement or consented to by Buyer or OPKO, or, with respect to OPKO, the taking of any action required by this Agreement or consented to by the Company or the Sellers.

“Notes” means those certain 8% convertible promissory notes issued by the Company in favor of the Noteholders in the aggregate original principal amount of $1,275,000.

“OPKO Affiliate” shall mean any Affiliate of OPKO or Buyer, including without limitation, Phillip Frost, Frost Gamma Investments Trust, The Frost Group, LLC or any of their respective members or Affiliates.

“OPKO Common Stock” means the common stock of OPKO, par value $.01 per share.

“Organizational Documents” means any and all documents pursuant to which an entity is organized and/or operates under the applicable laws of its jurisdiction.

“Person” means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government, or any other entity.

“SEC” means the United States Securities and Exchange Commission.

“Securities” means all of the issued and outstanding capital stock of the Company.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Representative” shall mean James R. McNab, Jr.

“Subsidiary” of any Person means any Person, whether or not capitalized, in which such Person owns, directly or indirectly, an equity interest of 50% or more.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, all gross receipts, sales, use, ad valorem, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, assets, minimum income, environmental, customs, duties, real property, personal property, capital stock, social security obligations or contributions, unemployment, disability, payroll, license, employee or other withholding, or other tax or governmental charge, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any affiliated group (or being included, or required to be included, in any tax return relating thereto).

“Transaction Documents” means this Agreement and all other documents to be executed and delivered by any party pursuant to or in connection with this Agreement and consummation of the transactions contemplated hereby.

“Triggering Event” means any of the following events occurring after the Closing: (a) the closing of the acquisition of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company, Buyer or OPKO, as the case may be, entitled to vote generally in the election of directors or managers (the “Outstanding Voting Securities”) of the Company, Buyer or OPKO, respectively, by any Person (including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than an OPKO Affiliate; (b) the closing of a merger, conversion or consolidation of the Company, Buyer or OPKO in which the Company, Buyer, OPKO or an OPKO Affiliate is not the surviving or resulting entity unless, following such merger, conversion or consolidation, fifty percent (50%) or more of the Outstanding Voting Securities of the surviving or resulting entity is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Voting Securities immediately prior to such merger, conversion or consolidation of the Company, Buyer or OPKO, as applicable; (c) the closing of a sale, transfer or other disposition of all or substantially all of the assets of the Company, Buyer or OPKO to any Person other than an OPKO Affiliate (including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); or (d) the closing of a sale or transfer (including an exclusive license or sub-license to all or substantially all of the Intellectual Property relating to the Aquashunt, including, without limitation, an exclusive license or any sublicense of the Yale License) to any Person other than an OPKO Affiliate or the Founders in accordance with Section 8.1(b) of all or substantially all of the properties, assets or rights related to the Aquashunt.

“Yale” means Yale University, a corporation organized and existing under and by virtue of a charter granted by the general assembly of the Colony and State of Connecticut.

“Yale License” means that certain Exclusive License Agreement effective as of February 13, 2007 by and between Yale and the Company.

“Yale Shares” means 33,080 shares of OPKO Common Stock.

ARTICLE 2

Purchase of Securities; Purchase of Notes; Release by Escrow Agent

2.1  Purchase of Securities.

(a)  Purchase and Sale of Securities. Subject to the terms and conditions set forth herein, on the Closing Date, each Seller shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase from such Seller, all of such Seller’s right, title and interest in and to the Securities indicated next to such Seller’s name on Schedule A under the heading “Securities Owned”. To give effect to such sale, each of the Sellers hereby waives any preemption rights it may have in relation to any of the Securities.

(b)  Consideration. As consideration for the sale, assignment, transfer and delivery of the Securities by the Sellers to Buyer, Buyer shall issue and deliver to the Sellers (or the Escrow Agent on behalf of the Sellers, as applicable), on the terms and conditions set forth herein, the following number of shares of OPKO Common Stock and options to acquire shares of OPKO Common Stock:

(i)  On or before the Closing Date, OPKO’s Board of Directors (or compensation committee thereof) shall grant to each Founder and, on the Closing Date, Buyer shall issue and deliver to each Founder, stock options representing the right to acquire 50,000 shares of OPKO Common Stock, at an exercise price equal to the closing sale price for OPKO Common Stock on the AMEX on the Closing Date (the “Stock Options”). Each Founder’s Stock Options shall (i) have the terms set forth in Schedule E (“Option Terms”), (ii) be for a term of seven (7) years, (iii) vest ratably over four (4) years vest, and (iv) be governed by the terms and conditions of OPKO’s 2007 Equity Incentive Plan (the “OPKO Stock Option Plan”) as in effect on the Closing Date (including, without limitation, with respect to accelerated vesting upon a Change in Control (as such term is defined in the OPKO Stock Option Plan), provided, however, that the Stock Options shall become fully vested and exercisable immediately upon the occurrence of a Triggering Event. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the Stock Options or the OPKO Stock Option Plan, vesting of the Stock Options shall be subject only to the passage of time and shall not be contingent upon service by the Founders as employees or consultants of the Company, Buyer or OPKO under any circumstances.

(ii)  On the Closing Date, Buyer shall issue and deliver a certificate to Yale representing 24,810 shares of OPKO Common Stock (or 75% of the Yale Shares), and issue to Yale, and deliver to the Escrow Agent to be held in escrow pursuant to the terms of this Agreement and the Escrow Agreement, a certificate representing 8,270 shares of OPKO Common Stock (or 25% of the Yale Shares).

(iii)  On the Closing Date, Buyer shall issue certificates to each Seller representing the number of shares of OPKO Common Stock set forth opposite the name of such Seller on Schedule A under the heading “*** Shares” (the “*** Shares”), and deliver such certificates to the Escrow Agent to be held in escrow pursuant to the terms of this Agreement and the Escrow Agreement.

(iv)  On the Closing Date, Buyer shall issue certificates to each Seller representing the number of shares of OPKO Common Stock set forth opposite the name of such Seller on Schedule A under the heading “*** Shares” (the “*** Shares”), and deliver such certificates to the Escrow Agent to be held in escrow pursuant to the terms of this Agreement and the Escrow Agreement.

(c)  Additional Consideration. In the event the average closing sale price for OPKO Common Stock on the AMEX for the ten (10) trading days preceding the date of the 510(k) Approval is less than $*** per share, then Buyer shall issue and deliver (as soon as possible and in any event within *** business days of the date of the 510(k) Approval) to each Seller a certificate representing the number of shares of OPKO Common Stock set forth opposite the name of such Seller on Schedule A under the heading “True-Up Shares” (the “True-Up Shares”).

2.2  Purchase of Notes.

(a)  Purchase and Sale of Notes. Subject to the terms and conditions set forth herein, on the Closing Date, each Noteholder shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase from such Noteholder, all of such Noteholder’s right, title and interest in and to the Note(s) including the aggregate indebtedness represented thereby (including the aggregate original principal amount thereof and the accrued and unpaid interest thereon) indicated next to such Noteholder’s name on Schedule B.

(b)  Consideration. As consideration for the sale, assignment, transfer and delivery of the Notes, on the Closing Date, Buyer shall (i) issue and deliver to each Noteholder a certificate representing the number of shares of OPKO Common Stock set forth opposite the name of such Noteholder on Schedule B under the heading “Note Shares” (the “Note Shares”); and (ii) issue to the Indemnifying Noteholder a certificate representing the number of shares of OPKO Common Stock set forth opposite the name of the Indemnifying Noteholder on Schedule B under the heading “Note Indemnity Shares” (the “Note Indemnity Shares”), and deliver such certificate to the Escrow Agent to be held in escrow pursuant to the terms of this Agreement and the Escrow Agreement; following which each of the Notes shall be deemed fully repaid, canceled and of no further effect.

2.3  Release By Escrow Agent.

(a)  Release of *** Shares. Subject to Section 2.3(c) and Section 2.3(d), Buyer and the Seller Representative shall direct the Escrow Agent to immediately release the *** Shares, other than the *** shares constituting part of the Escrow Shares, to the Sellers immediately after the earlier to occur of (i) ***, as determined by OPKO in its sole discretion, of *** (defined in Section 8.1(a)), and (ii) a ***. Unless a *** has occurred, Buyer and the Seller Representative shall direct the Escrow Agent to immediately release the *** Shares to Buyer in the event that OPKO determines in its sole discretion that the *** in accordance with Section 8.1(a) hereof.

(b)  Release of *** Shares. Subject to Section 2.3(c) and Section 2.3(d), Buyer and the Seller Representative shall direct the Escrow Agent to immediately release the *** Shares, other than the *** Shares constituting part of the Escrow Shares, to the Sellers immediately after the earliest to occur of (i) ***, and ***. Unless a *** has occurred, Buyer and the Seller Representative shall direct the Escrow Agent to immediately release the *** Shares to Buyer in the event *** (defined in Section 8.1(a)).

(c)  Escrow Shares. Subject to Section 2.3(a), Section 2.3(b) and Section 2.3(d), Buyer and the Seller Representative shall direct the Escrow Agent to immediately release the Escrow Shares to the Sellers and the Indemnifying Noteholder on the earlier of (i) the *** anniversary of the Closing Date, unless a Claim asserted in writing by a Buyer Indemnified Party remains unresolved as of such date, and (ii) ***.

(d)  *** Escrow Shares. Notwithstanding anything in Section 2.3(a), Section 2.3(b), or Section 2.3(c) to the contrary, none of the *** Shares or *** Shares constituting part of the Escrow Shares shall be released or delivered to the Sellers, if ever, until the *** (i) ***, as determined by Buyer in its sole discretion, of ***, ***, respectively, and (ii) the occurrence of a ***.

ARTICLE 3

Representations and Warranties of Buyer and OPKO

In order to induce the Company and Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and OPKO make the representations and warranties set forth below to Sellers.

3.1  Organization. Each of Buyer and OPKO has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. Each of Buyer and OPKO is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary. Each of Buyer and OPKO has all requisite right, power and authority to (a) own or lease and operate its properties and (b) conduct its business as presently conducted.

3.2  Authorization; Enforceability. Each of Buyer and OPKO has all requisite right, power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents by Buyer and OPKO and the consummation by Buyer and OPKO of the transactions contemplated thereby have been duly authorized by all requisite corporate and limited liability company action, as the case may be. The Transaction Documents have been duly executed and delivered by Buyer and OPKO, and constitute the legal, valid and binding obligation of Buyer and OPKO, enforceable in accordance with their respective terms except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights and (b) general principles of equity that may restrict the availability of equitable remedies.

3.3  No Violation or Conflict. The execution and delivery of the Transaction Documents by Buyer and OPKO, the consummation by Buyer and OPKO of the transactions contemplated thereby, and compliance by Buyer and OPKO with the provisions hereof: (a) do not and will not violate or, if applicable, conflict with any provision of Law, or any provision of Buyer’s or OPKO’s Organizational Documents; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance or require any consent under, any instrument or agreement to which Buyer or OPKO is a party or by which Buyer, OPKO or their properties may be bound or affected.

3.4  Capitalization. The authorized and outstanding capital stock of OPKO is as set forth on its consolidated balance sheet comprising a part of the most recent SEC Report. All of OPKO’s issued and outstanding capital stock is duly authorized, validly issued, fully paid and nonassessable and was issued in compliance with applicable state and federal securities laws. As of the date hereof, there are outstanding options to purchase approximately 12,300,000 shares of OPKO Common Stock under the OPKO Stock Option Plan, and options to purchase 18,300,000 shares of OPKO Common Stock remain available for grant thereunder.

3.5  Validity of Shares; Listing. When issued and delivered to the Sellers and the Noteholders in accordance with this Agreement, the Note Shares, the Note Indemnity Shares and the Consideration Shares shall be (a) duly and validly authorized, issued and outstanding, (b) fully paid and nonassessable, and (c) listed for trading on the AMEX.

3.6  SEC Reports; Absence of Undisclosed Liabilities.

(a)  Except as set forth on Schedule 3.6(a), OPKO has duly filed with and furnished to the SEC all required reports, schedules, forms, certifications, prospectuses, registrations, proxy and other statements since March 27, 2007 (collectively, “SEC Reports”). Each SEC Report complied, at the time such SEC Report was filed, in all material respects with all applicable requirements of the Securities Act and the Exchange Act and applicable rules and regulations promulgated thereunder.

(b)  Neither OPKO nor any of its subsidiaries has any Liabilities which, if known, would be required to be reflected or reserved against on a consolidated balance sheet of OPKO prepared in accordance with GAAP or the notes thereto, except Liabilities (i) reflected or reserved against on the audited consolidated balance sheet of OPKO and its subsidiaries as of December 31, 2007 and the footnotes thereto set forth in OPKO’s annual report on Form 10-K, for the fiscal year ended December 31, 2007, or (ii) incurred after December 31, 2007 in the ordinary course of business and that, individually or in the aggregate, have not had a Material Adverse Effect.

3.7  Absence of Certain Changes or Events. Except as disclosed in the SEC Reports, (a) since December 31, 2007, there has not occurred any Material Adverse Effect, and (b) OPKO and its subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practices.

3.8  Legal Proceedings. Except as set forth in the SEC Reports, (a) OPKO is not a party to any pending or, to the knowledge of OPKO, threatened, legal, administrative or other proceeding, arbitration, mediation or out-of-court settlement negotiation, and (b) to the knowledge of OPKO, no Person who is or was a director or officer of OPKO is a party to any pending legal, administrative or other proceeding, arbitration, mediation or out-of-court settlement negotiation in their capacity as directors or officers of OPKO. OPKO is not subject to any order, writ, injunction, decree or other judgment of any court or governmental or regulatory authority.

3.9  Compliance with Laws. Except as discussed in the SEC Reports, OPKO is in compliance in all material respects with all Laws and other legal requirements applicable to it or its properties and OPKO has not received written notification from any governmental or regulatory authority asserting that it is not in compliance with or has violated any of the Laws, which such governmental or regulatory authority enforces, or threatening to revoke any Permit (as hereinafter defined), and OPKO is not subject to any agreement or consent decree with any governmental or regulatory authority arising out of previously asserted violations.

3.10  Consent of Governmental Authorities. No consent, approval or authorization of, or registration, qualification or filing with any governmental or regulatory authority is required to be made by OPKO in connection with the execution, delivery or performance of this Agreement by OPKO or the consummation by OPKO of the transactions contemplated hereby.

3.11  Brokers. Buyer has not employed any financial advisor, broker or finder and has not incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses, in connection with the transactions contemplated by this Agreement, which would be payable by Sellers.

ARTICLE 4

Representations and Warranties of the Company

In order to induce Buyer and OPKO to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby makes the representations and warranties set forth below to Buyer and OPKO, which are subject to the qualifications and limitations set forth in the disclosure schedules attached hereto (the “Disclosure Schedules”).

4.1  Organization. The Company has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary. The Company has all requisite right, power and authority to (a) own or lease and operate its properties, (b) conduct its business as presently conducted and (c) engage in and consummate the transactions contemplated hereby. The Company is not in default under its Organizational Documents. The Company does not have any Subsidiaries.

4.2  Authorization; Enforceability. The Company has all requisite right, power and authority to execute and deliver the Transaction Documents and consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite corporate action. The Transaction Documents have been duly executed and delivered and constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights and (b) general principles of equity that may restrict the availability of equitable remedies.

4.3  No Violation or Conflict. Except as set forth on Schedule 4.3, the execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby, and compliance by the Company with the provisions hereof: (a) do not and will not violate or conflict with any provision of Law or any provision of the Company’s Organizational Documents; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance or require any consent under, or result in the creation of any Lien upon any property or assets of the Company pursuant to any instrument or agreement to which the Company is a party or by which the Company’s properties may be bound or affected.

4.4  Organizational Documents and Corporate Records. A true and complete copy of (a) the Organizational Documents of the Company, as amended, and (b) copies of the minute books of the Company have been delivered to Buyer. Such minute books contain records of all meetings and other corporate actions of the Board of Directors, committees of the Board of Directors, and shareholders of the Company from the date of its incorporation to the date hereof, and such records are complete and accurate in all material respects. All matters requiring the authorization or approval of the Board of Directors, a committee of the Board of Directors, or the shareholders of the Company have been duly and validly authorized and approved by them.

4.5  Capitalization. The authorized share capital of the Company is as set forth on Schedule 4.5. Schedule 4.5 sets forth all Securities which are issued and outstanding, all of which have been duly authorized, are validly issued, fully paid and nonassessable and were issued in compliance with applicable state and federal securities laws. All outstanding Securities are owned by the Sellers, free and clear of all Liens, rights of first refusal and limitations on the Sellers’ voting rights, and there are no voting agreements or shareholder agreements among the Sellers with respect to the Securities. The Company has not made any investment or equity interest in any other Person. None of the Securities was issued in violation of any preemptive rights or rights of first refusal, or other agreements or rights. At the Closing, the Sellers will transfer and convey and Buyer will acquire good and valid title to the Securities free and clear of all Liens. No written or oral agreement or understanding with respect to the disposition of the Securities or any rights therein, other than this Agreement exists. The Company does not have any liability or obligation of any nature whatsoever to any former shareholder of the Company.

4.6  Rights, Warrants, Options. There are no stock options, warrants, stock appreciation, phantom stock or other rights, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock or equity interests of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. There are no outstanding obligations of the Company to redeem or otherwise acquire any of the Securities. There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

4.7  Financial Statements. The Company has delivered to Buyer a true and complete copy of (A) the unaudited consolidated balance sheet of the Company for the fiscal year ended on December 31, 2007, and the unaudited consolidated profit and loss statement for the fiscal year ended on December 31, 2007, and (B) the unaudited balance sheet of the Company as of March 31, 2008, and the unaudited consolidated profit and loss statement of the Company for the two-month period then ended (collectively, the “Financial Statements”). The Financial Statements: (a) have been prepared in accordance with the books of account and records of the Company; (b) fairly present in all material respects the financial position of the Company as of the dates and for the periods specified in such statements; and (c) have been prepared in accordance with United States generally accepted accounting principles, consistently applied with prior periods, subject to year-end adjustments and the addition of appropriate footnotes.

4.8  Absence of Undisclosed Liabilities. The Company has no debts, Liabilities, commitments or obligations of any nature whatsoever, whether accrued, absolute, contingent or otherwise, other than as provided for in this Agreement, disclosed in the Disclosure Schedules or accrued for or reserved against in the Financial Statements.

4.9  Guaranties. The Company is not a party to any Guaranty, and no Person is a party to any Guaranty for the benefit of the Company.

4.10  Accounts and Notes Receivable and Payable. Set forth in Schedule 4.10 is a true and complete aged list of unpaid accounts and notes receivable owing to and owed by the Company as of Closing. All of such accounts and notes receivable and payable constitute only bona fide, valid and binding claims arising in the ordinary course of the Company’s business, subject, with regard to receivables, to no valid defenses, counterclaims or setoffs.

4.11  Absence of Material Adverse Effect. Except as set forth on Schedule 4.11, Since March 31, 2008, the Company has conducted its business only in the ordinary and usual course and in a manner consistent with past practices and, since such date: (a) there has been no Material Adverse Effect; and (b) the Company has not engaged or agreed to engage in any of the actions described below:

(a)  amend or otherwise change its Organizational Documents;

(b)  issue, sell or authorize for issuance or sale, shares of any class of its securities (including, but not limited to, by way of stock split or dividend) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating it issue or sell any such securities;

(c)  redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

(d)  declare or pay any dividend or other distribution (whether in cash, stock or other property) with respect to its capital stock or repay any irrevocable capital contribution;

(e)  sell, transfer, surrender, abandon or dispose of any of its assets or property rights (tangible or intangible);

(f)  grant or make any Lien or subject itself or any of its properties or assets to any Lien;

(g)  grant any license or sublicense of any right under or with respect to any Intellectual Property or disclose any proprietary or confidential information to any third party, except to Buyer or OPKO;

(h)  create, incur or assume any indebtedness or any Liability in excess of $7,500;

(i)  make or commit to make any capital expenditures in excess of $7,500;

(j)  grant or become subject to any Guaranty;

(k)  apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly by, to or for the benefit of any Seller or any Affiliate thereof or to the prepayment of any such amounts or engage in any transactions with any Affiliate;

(l)  write off the value of any assets, inventory or any accounts receivable or increase, the reserves for obsolete, damaged, spoiled or otherwise not usable inventory or doubtful or uncollectible receivables;

(m)  increase the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any Plan or otherwise), other than increases in the ordinary course of business and consistent with past practice or grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company, or establish, adopt, enter into or materially amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(n)  acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, Person or any division thereof or any assets;

(o)  alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices, methods or assumptions therein reflected;

(p)  agree to accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular dates or the date when the same could have been collected in the ordinary course of business consistent with past practices;

(q)  waive, release, assign, settle or compromise any claims or litigation;

(r)  make any Tax election or settle or compromise any federal, state or local or federal income Tax liability;

(s)  take or omit to take any action which is intended to render any of the Company’s representations or warranties untrue or misleading;

(t)  take any action which would have a Material Adverse Effect; or

(u)  agree, whether in writing or otherwise, to do any of the foregoing.

4.12  List of Accounts. Set forth on Schedule 4.12 is: (a) the name and address of each bank or other institution in which the Company maintains an account (cash, securities or other) or safe deposit box; (b) the name and phone number of the Company’s contact person at such bank or institution; (c) the account number of the relevant account and a description of the type of account; and (d) the persons authorized to transact business in such accounts.

4.13  Tax Matters. Except as set forth on Schedule 4.13, all Tax returns required to be filed with respect to the Company have been timely filed with the appropriate governmental authorities in all jurisdictions in which such returns are required to be filed, all of the foregoing as filed are true, correct and complete in all material respects as of the applicable filing dates, and reflect accurately in all material respects all liabilities for Taxes of the Company for the periods to which such returns relate, and all amounts shown as owing thereon have been paid. All Taxes, if any, collectible or payable by the Company or relating to or chargeable against any of its assets, revenues or income through the Closing Date were or will be fully collected and paid by such date or provided for by adequate reserves in the Financial Statements. No claims or deficiencies have been asserted against the Company with respect to any Taxes which have not been paid or otherwise satisfied or for which accruals or reserves have not been made in the Financial Statements, and there exists no reasonable basis for the making of any such claims. The Company has not waived any restrictions on assessment or collection of Taxes or consented to the extension of any statute of limitations relating to taxation.

4.14  Insurance. Set forth on Schedule 4.14 is a list of all insurance policies providing insurance coverage of any nature to the Company. The Company has delivered to Buyer a true and complete copy of all of such insurance policies as amended. Such policies are reasonably sufficient for the compliance by the Company with all requirements of Law and all Contracts. All of such policies are in full force and effect and are valid and enforceable in accordance with their terms, and the Company has complied in all material respects with all terms and conditions of such policies, including the payment of premium payments. None of the insurance carriers has indicated to the Company an intention to cancel or not renew any such policy. The Company has no claim pending or reasonably anticipated against any of the insurance carriers under any of such policies and there has been no actual or alleged occurrence of any kind which may give rise to any such claim.

4.15  Title to and Condition of Personal Property.

(a)  Except as set forth on Schedule 4.15, the Company has good and marketable title or leasehold interest to each item of equipment and other personal property, included as an asset in the Financial Statements, free and clear of all Liens.

(b)  All of the buildings, structures, appurtenances, leasehold improvements, equipment, machinery, and other tangible property owned or used by the Company are: (a) in reasonable operating condition and repair, ordinary wear and tear excepted, (b) not in need of substantial maintenance or repairs, and (c) adequate and sufficient for the continuing conduct of the business of the Company as now conducted.

(c)  Each item of equipment, personal property and asset of the Company, included as an asset in the Financial Statements shall remain with the Company as of the Closing Date. The parties agree that Schedule 4.15(c) sets forth the full and complete list of material assets which will be owned by the Company as of the Closing Date.

4.16  Intellectual Property. Other than inbound “shrink-wrap” and similar publicly available commercial binary code end-user licenses, set forth on Schedule 4.16 is a list and description of the Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any governmental authority. The Intellectual Property is owned or rightfully used by the Company pursuant to a license agreement free and clear of all Liens, and except as set forth on Schedule 4.16, no royalties, honorariums or fees are or will be payable by the Company by reason of the ownership or use of the Intellectual Property. No claims have been made against the Company or the Sellers or, to the Knowledge of the Company, threatened against the Company or the Sellers (or any of their respective officers, directors, employees or Affiliates) (i) asserting the invalidity, abuse, misuse, or unenforceability, or seeking the cancellation, of any of the Intellectual Property, or (ii) asserting that the Company’s ownership or use of the Intellectual Property infringes or violates the rights of any other Person and, to the Company’s Knowledge, there does not exist any valid basis for any such claim. To the Knowledge of the Company, there is no infringement or misappropriation of any Intellectual Property. The Intellectual Property includes all rights necessary for the Company to be legally entitled to conduct its business as presently being conducted. Subject to obtaining such consents set forth in Schedule 4.16, the consummation of the transactions contemplated hereby will not alter or impair any of the Intellectual Property. Except as set forth in Schedule 4.16, no interest in any of the Intellectual Property has been assigned, transferred, licensed or sublicensed by the Company to third parties.

4.17  Real Property. The Company does not own any real property. Schedule 4.17 sets forth the street address of each parcel of real property leased by the Company (the “Leased Property”). The Company has delivered to Buyer true and complete copies of all of the lease agreements, as amended to date (the “Leases”) relating to the Leased Property. Except as set forth in Schedule 4.17, (i) no Person other than the Company has any right to use or occupy any part of the Leased Property, and (ii) the Company has no Knowledge that any Lease will not be renewed by the landlord upon its expiration date on terms and conditions substantially similar to the terms existing thereunder, if requested to do so by the Company. The Company has not made an construction or improvements on the Leased Property.

4.18  Compliance with Environmental Laws. The Company is in compliance in all material respects with all applicable Environmental Laws. There have been no governmental claims, citations, notices of violation, judgments, decrees or orders issued against the Company for impairment or damage, injury or adverse effect to the environment or public health and, to the Knowledge of the Company there have been no private complaints with respect to any such matters. To the Knowledge of the Company, there is no condition relating to any properties of the Company that would require any type of remediation, clean-up, response or other action under applicable Environmental Laws. The Company has complied in all material respects with all applicable Environmental Laws in the generation, treatment, transportation, storage and disposal of Hazardous Materials.

4.19  Employment Matters.

(a)  Employment Agreements. Except as listed on Schedule 4.19(a), there are no (i) employment agreements, (ii) consulting agreements, (iii) severance agreements, (iv) agreements that include indemnification arrangements, or (v) agreements which contain change of control provisions, between the Company and any officer, director, consultant or employee (“Employment Agreements”). Sellers have delivered to Buyer true and complete copies of all of the Employment Agreements. No Employment Agreement (i) will require any payment by the Company or Buyer to any director, officer or employee of the Company, or any other party, by reason of the change in control of the Company resulting from the transactions contemplated by this Agreement, or (ii) provides for the acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments, or other contingent obligations of any nature whatsoever of the Company in favor of any such parties. The terms of employment or engagement of all directors, officers, employees, agents, consultants and professional advisers of the Company are such that their employment or engagement may be terminated at any time without liability for payment of compensation or damages (other than, with respect to employees of the Company, the payment of the statutory minimum compensation) and the Company has not entered into any agreement or arrangement for the management of its business or any part thereof other than with its directors or employees.

(b)  Personnel. Schedule 4.19(b) contains the names, job descriptions and annual salary rates and other compensation of any kind of all officers, directors and consultants of the Company (including compensation paid or payable by the Company under the Plans (as hereafter defined)).

(c)  Employment Laws. The Company has complied in all material respects with all applicable employment Laws, including payroll, withholding and related obligations, benefits, social security, and does not have any obligation in respect of any amount due to employees of the Company or government agencies, other than normal salary, other fringe benefits and contributions accrued but not payable on the date hereof.

(d)  Policies. Schedule 4.19(d) contains a list of all employee policies (written or otherwise), employee manuals or other written statements of rules or policies concerning employment, including working conditions, vacation and sick leave, a complete copy of each of which (or a description, if unwritten) has been delivered to Buyer.

(e)  Employee Benefit Plans.

(i)  Except as set forth in Schedule 4.19, the Company does not and has never maintained and has no material liability with respect to (A) any employee pension benefit plan as defined in Section 3(2)A of ERISA, or (B) any other deferred compensation, stock purchase, stock bonus, stock ownership, stock option, profit sharing, savings, medical, disability, hospitalization, insurance, deferred compensation, bonus, incentive, welfare or any other employee benefit plan, policy, agreement, commitment, arrangement or practice currently or previously maintained by the Company for any of its directors, officers, consultants, employees or former employees (collectively, “Plans”). The Company has delivered to Buyer a true and complete copy of all of the Plans or, if oral, an accurate written summary thereof.

(ii)  Schedule 4.19(e) contains a list setting forth each employee welfare benefit plan as defined in Section 3(1) of ERISA adopted by the Company (each, a “Welfare Plan”). Except as may be required by applicable Law, the Company is not obligated under any Welfare Plan to provide medical or death benefits with respect to any employee or former employee of the Company or its predecessors after termination of employment. The Company has complied with the notice and continuation coverage requirements of Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder with respect to each Welfare Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code. There are no reserves, assets, surplus or prepaid premiums under any Welfare Plan.

(iii)  Each Plan and Welfare Plan has been administered in accordance with its terms and applicable Law. With respect to the Plans, (A) no event has occurred and there exists no condition, facts or circumstances which would reasonably be expected to give rise to any Liability of the Company under the terms of such Plans or any Law governing such Plans (other than Liabilities for benefits under such Plans in the ordinary course), (B) the Company has paid or accrued in accordance with its normal accounting practices all amounts required under applicable Law and any Plan to be paid as a contribution to each Plan through the date hereof, (C) the Company has set aside adequate reserves to meet contributions which are not yet due under any Plan, (D) the fair market value of the assets of each funded Plan, the liability of each insurer for any Plan funded through insurance or the book reserve established for any Plan, together with accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such Plan according to the actuarial assumptions and valuations most recently used to determine employee contributions to such Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, and (E) each Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(iv)  On or after the date hereof, no Plan has been, or will be, (A) terminated, (B) amended in any manner which would directly or indirectly increase the benefits accrued, or which may be accrued, by any participant thereunder or (C) amended in any manner which would materially increase the cost to the Company or Buyer of maintaining such Plan. Except as set forth in Schedule 4.19(e), there are no material amounts due or owing to any employee of the Company for any accrued salary, remuneration, compensation and/or benefit, including, without limitation, amounts due for accrued vacation, sick leave or commissions.

4.20  Labor Relations. There is no strike or dispute pending or, to the Knowledge of the Company, threatened, involving the Company and any employees of the Company. To the Knowledge of the Company, none of the employees of the Company is a member of any labor union, and the Company is not a party to or otherwise bound by any labor or collective bargaining agreement. To the Knowledge of the Company, none of the employees of the Company is engaged in organizing any labor union or other employee group that is seeking recognition as a bargaining unit. There are no unfair labor practice complaints pending or, to the Knowledge of the Company, threatened, against the Company, and no Person has made any claim, and there is no basis for any claim, against the Company under any statute, regulation or ordinance relating to employees or employment practices, including without limitation those relating to age, sex and racial discrimination, conditions of employment, and wages and hours.

4.21  Contracts. Schedule 4.21 sets forth a list of all Contracts (other than those which are terminable upon no more than 30 days notice by the Company without penalty or other adverse consequence), including, without limitation:

(a)  each partnership, joint venture or similar agreement of the Company with another Person;

(b)  each contract or agreement under which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness in any amount or under which the Company has imposed (or may impose) a Lien on any of their respective assets, whether tangible or intangible securing indebtedness;

(c)  each contract or agreement which involves an aggregate payment or commitment per contract or agreement on the part of the Company of more than US $5,000 per year;

(d)  all leases and subleases from any third person to the Company, in each case requiring annual lease payments in excess of US $5,000;

(e)  each contract or agreement to which the Company or any of its Affiliates is a party limiting the right of the Company or any of its Affiliates (i) to engage in, or to compete with any person in, any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Company or any of its Affiliates or (ii) to solicit any customer or client;

(f)  all licenses, licensing agreements and other agreements providing in whole or part for the use of any Intellectual Property by any third party; and

(g)  each contract or agreement which contain anti-assignment, change of control or notice of assignment provisions.

Schedule 4.21 further identifies each Contract which would require that the Company give notice to, or obtain the consent of, another party to such Contract as a result of transactions contemplated by this Agreement. The Contracts are each in full force and effect and are the valid and legally binding obligations of the Company and, to the Company’s Knowledge, are valid and binding obligations of the other parties thereto (in each case, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights and (b) general principles of equity that may restrict the availability of equitable remedies). The Company has not received written notice of default by the Company under any of the Contracts, and the Company is not in default under any Contract, and no event has occurred which with the giving of notice or lapse of time or both would constitute such a default. The Company has previously delivered or will deliver prior to the Closing Date to Buyer true, complete and correct copies of all contracts listed on Schedule 4.21.

None of the Contracts was entered into outside the ordinary course of business of the Company and none contains any provisions that would reasonably be expected to impair or adversely affect in any material way the operations of the Company, or would reasonably be expected to be performed at a material loss.

4.22  Related Parties. To the Knowledge of the Company, no current officer or director of the Company (a) owns, directly or indirectly, any interest in, or is a director, officer, employee, consultant or agent of, any Person which is a competitor of the Company; (b) owns, directly or indirectly, in whole or in part, any property, asset or right, real, personal or mixed, tangible or intangible, including any Intellectual Property, used in the conduct of the Company’s business; (c) has an interest in or is, directly or indirectly, a party to any Contract; or (d) has any cause of action or claim whatsoever against, or is indebted to the Company on account of borrowed money.

4.23  Absence of Certain Business Practices. Neither the Company, nor, to the Knowledge of the Company, any of the Sellers or the current directors, officers, employees or consultants of the Company, acting alone or together, has: (a) received, directly or indirectly, any unlawful rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier, official or employee of any government (domestic or foreign) or other Person; or (b) directly or indirectly, given or agreed to give any unlawful money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign) or other Person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction).

4.24  Compliance with Laws. The Company is in compliance in all material respects with all Laws and other legal requirements applicable to it or its properties. The Company has not received written notification from any governmental or regulatory authority asserting that it is not in compliance with or has violated any of the Laws, which such governmental or regulatory authority enforces, or threatening to revoke any Permit (as hereinafter defined), and the Company is not subject to any agreement or consent decree with any governmental or regulatory authority arising out of previously asserted violations.

4.25  Governmental Authorizations. The Company has all authorizations, consents, approvals, franchises, licenses and permits required under applicable Law for the ownership of the Company’s properties and operation of its business as presently operated (the “Permits”). No suspension nonrenewal or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, and there is no reasonable basis therefor. The Company is not, in any material respect, in conflict with, or in default or violation of any material Permits.

4.26  Legal Proceedings. Except as set forth in Schedule 4.26, (a) the Company is not a party to any pending or, to the Knowledge of the Company, threatened, legal, administrative or other proceeding, arbitration, mediation or out-of-court settlement negotiation, and (b) to the Knowledge of the Company, no Person who is or was a director or officer of the Company is a party to any pending or threatened legal, administrative or other proceeding, arbitration, mediation or out-of-court settlement negotiation in their capacity as directors or officers of the Company. The Company is not subject to any order, writ, injunction, decree or other judgment of any court or governmental or regulatory authority.

4.27  Assets and Rights. The assets and rights owned by the Company constitute all assets and rights required to operate the business of the Company as presently conducted.

4.28  Consent of Governmental Authorities. No consent, approval or authorization of, or registration, qualification or filing with any governmental or regulatory authority is required to be made by the Company in connection with the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby.

4.29  Brokers. Except as set forth in Schedule 4.29, the Company has not employed any financial advisor, broker or finder and has not incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement, which would be payable by the Company or Buyer.

4.30  Disclaimer. Except for the representations and warranties contained in this Article 4 and any other agreement contemplated by this Agreement or delivered in connection with the transactions hereunder, the Company makes no other representations or warranties, express or implied, and the Company hereby disclaims any such other representations or warranties, whether by the Company or any of its officers, directors, employees, agents or representatives or any other Person with respect to this Agreement and the transactions contemplated hereby, notwithstanding the delivery or disclosure to Buyer or OPKO or any of their respective officers, directors, employees, agents or representatives or any other Person, of any documentation or other information by the Company or any of its officers, directors, employees, agents or representatives or any other Person, with respect to any of the foregoing.

ARTICLE 5

Representations and Warranties of The Sellers

In order to induce Buyer and OPKO to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller, severally and not jointly, hereby makes the representations and warranties set forth below to Buyer and OPKO with respect to himself or itself (provided that Yale shall not be deemed to make the representations and warranties in either Section 5.5 or Section 5.8).

5.1  Title to Securities. Such Seller is the record and beneficial owner of the Securities listed opposite its name on Schedule A (the “Seller’s Shares”), and the Seller’s Shares are owned free and clear of any Liens whatsoever, including, without limitation, claims or rights under any voting trust agreements, shareholder agreements or other agreements. At the Closing, such Seller will transfer and convey, and Buyer will acquire, good and valid title to the Seller’s Shares, free and clear of all Liens whatsoever.

5.2  Authorization; Enforceability. Such Seller has all requisite right, power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated thereby. Such Seller has all requisite right, power and authority to transfer the Seller’s Shares. The Transaction Documents have been duly executed and delivered by such Seller and constitute the legal, valid and binding obligations of such Seller, enforceable in accordance with their respective terms, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights and (b) general principles of equity that may restrict the availability of equitable remedies.

5.3  No Consent, Violation or Conflict. With respect to such Seller, the execution and delivery of the Transaction Documents by such Seller and the consummation by such Seller of the transactions contemplated hereby, and compliance by the Seller with the provisions hereof, (a) do not require any prior governmental or regulatory consent, approval, or notice of any kind, (b) do not and will not violate or, if applicable, conflict with any provision of Law, and (c) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance or require any consent under, or result in the creation of any Lien upon any property or assets of such Seller pursuant to any instrument or agreement to which such Seller is a party or by which such Seller or such Seller’s properties may be bound or affected.

5.4  Litigation. There are no suits or proceedings pending or, to the knowledge of such Seller, threatened, before any court or by or before any governmental or regulatory authority, commission, bureau or agency or public regulatory body against such Seller which, if adversely determined, would interfere with Seller’s ability to consummate the transactions contemplated hereby.

5.5  Related Parties. Such Seller does not own, directly or indirectly, any significant interest in, or is a director, officer, employee, consultant or agent of, any Person which is a competitor of the Company; (b) owns, directly or indirectly, in whole or in part, any property, asset or right, real, personal or mixed, tangible or intangible that is material to the business, financial condition, prospects or results of operations of the Company taken as a whole; or (c) has an interest in or is, directly or indirectly, a party to any Contract (other than as an employee, consultant or lender to the Company).

5.6  Investment Intent; Securities Documents. Such Seller understands and acknowledges that the Consideration Shares are being offered for exchange in reliance upon the exemption provided in Section 4(2) of the Securities Act for nonpublic offerings. Such Seller represents that it is acquiring the Consideration Shares hereunder for its own account, for investment and not with a view to, or for the sale in connection with, any distribution of any of the Consideration Shares, except in compliance with applicable state and federal securities laws. Such Seller has had the opportunity to obtain such information pertaining to Buyer and OPKO as has been requested, including but not limited to filings made by OPKO with the SEC under the Exchange Act. Such Seller represents that it is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, and has such knowledge and experience in business or financial matters that it is capable of evaluating the merits and risks of an investment in the Consideration Shares.

5.7  Restrictions on Resale. Such Seller understands and acknowledges that the Consideration Shares have not been registered with the SEC under the Securities Act and the certificates representing the Consideration Shares shall bear an appropriate restrictive legend. Such Seller further understands and acknowledges that any sale, transfer or disposition by them of any of the Consideration Shares may, under current law, be made only in accordance with Rule 144 of the Securities Act or another exception to the Securities Act.

5.8  Company Representations and Warranties. Such Seller has read the representations and warranties of the Company set forth in Article 4 and, to the actual knowledge of such Seller as of the date of this Agreement (without any inquiry or investigation or duty of inquiry or investigation), each of the Company Representations, as qualified by the Disclosure Schedules, is true and correct in all material respects as of the date of this Agreement.

ARTICLE 6

Representations and Warranties of The Noteholders

In order to induce Buyer and OPKO to enter into this Agreement and to consummate the transactions contemplated hereby, each Noteholder, severally and not jointly, hereby makes the representations and warranties set forth below to Buyer and OPKO with respect to himself, herself or itself.

6.1  Title to Notes. Such Noteholder is the record and beneficial owner of the Note(s) listed opposite its name on Schedule B (the “Noteholder’s Notes”), and the Noteholder’s Notes are owned free and clear of any Liens whatsoever, including, without limitation, claims or rights under any voting trust agreements, shareholder agreements or other agreements. At the Closing, such Noteholder will transfer and convey, and Buyer will acquire, good and valid title to the Noteholder’s Notes, free and clear of all Liens whatsoever.

6.2  Authorization; Enforceability. Such Noteholder has all requisite right, power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated thereby. Such Noteholder has all requisite right, power and authority to transfer the Noteholder’s Notes. The Transaction Documents have been duly executed and delivered by such Noteholder and constitute the legal, valid and binding obligations of such Noteholder, enforceable in accordance with their respective terms, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights and (b) general principles of equity that may restrict the availability of equitable remedies.

6.3  No Consent, Violation or Conflict. With respect to such Noteholder, the execution and delivery of the Transaction Documents by such Noteholder and the consummation by such Noteholder of the transactions contemplated hereby, and compliance by such Noteholder with the provisions hereof, (a) do not require any prior governmental or regulatory consent, approval, or notice of any kind, (b) do not and will not violate or, if applicable, conflict with any provision of Law, or any provision of such Noteholder’s Organizational Documents, and (c) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance or require any consent under, or result in the creation of any Lien upon any property or assets of such Noteholder pursuant to any instrument or agreement to which such Noteholder is a party or by which such Noteholder or such Noteholder’s properties may be bound or affected.

6.4  Litigation. There are no suits or proceedings pending or, to the knowledge of such Noteholder, threatened, before any court or by or before any governmental or regulatory authority, commission, bureau or agency or public regulatory body against Noteholders which, if adversely determined, would interfere with Noteholders’ ability to consummate the transactions contemplated hereby.

6.5  Related Parties. Such Noteholder does not own, directly or indirectly, any significant interest in, or is a director, officer, employee, consultant or agent of, any Person which is a competitor of the Company; (b) owns, directly or indirectly, in whole or in part, any property, asset or right, real, personal or mixed, tangible or intangible that is material to the business, financial condition, prospects or results of operations of the Company taken as a whole; or (c) has an interest in or is, directly or indirectly, a party to any Contract (other than as an employee, consultant or lender to the Company).

6.6  Investment Intent; Securities Documents. Such Noteholder understands and acknowledges that the Note Shares are being offered for exchange in reliance upon the exemption provided in Section 4(2) of the Securities Act for nonpublic offerings. Such Noteholder represents that it is acquiring the Note Shares hereunder for its own account, for investment and not with a view to, or for the sale in connection with, any distribution of any of the Note Shares, except in compliance with applicable state and federal securities laws. Such Noteholder has had the opportunity to obtain such information pertaining to Buyer and OPKO as has been requested, including but not limited to filings made by OPKO with the SEC under the Exchange Act. Such Noteholder represents that it is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, and has such knowledge and experience in business or financial matters that it is capable of evaluating the merits and risks of an investment in the Note Shares.

6.7  Restrictions on Resale. Such Noteholder understands and acknowledges that the Note Shares and the Note Indemnity Shares have not been registered with the SEC under the Securities Act and the certificates representing the Note Shares and the Note Indemnity Shares shall bear an appropriate restrictive legend. Such Noteholder further understands and acknowledges that any sale, transfer or disposition by them of any of the Notes Shares or the Note Indemnity Shares may, under current law, be made only in accordance with Rule 144 of the Securities Act or another exception to the Securities Act.

ARTICLE 7

Closing; Closing Deliverables

7.1  Closing. The closing of the transactions contemplated by, and the transfers and deliveries to be made pursuant to, this Agreement (the “Closing”) shall take place by electronic exchange of signature pages simultaneously with the execution of this Agreement (the “Closing Date”). All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

7.2  OPKO Deliverables. At or before the Closing, OPKO shall deliver or cause to be delivered:

(a)  to the Company and the Seller’s Representative:

(i)  a true and complete copy, certified by the Secretary or Assistant Secretary of OPKO, of the resolutions duly and validly adopted unanimously by the Board of Directors of OPKO evidencing its authorization of the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby;

(ii)  a certificate of OPKO, executed by a duly authorized officer of OPKO, that (i) the representations and warranties of OPKO contained in this Agreement are true and correct in all material respects (except for those representations and warranties which are by their terms qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects, and except to the extent such representations and warranties are as of another date, in which case as of such date), and (ii) the covenants and agreements of OPKO contained in this Agreement to be performed or complied with on or prior to the Closing Date shall have been duly performed or complied with in all material respects;

(iii)  all filings, consents, approvals, permits and authorizations required to be obtained by OPKO in connection with this Agreement or the transactions contemplated thereby;

(iv)  such other documents and instruments as the Company or the Seller’s Representative may reasonably request (other than opinions of counsel); and

(b)  to the Escrow Agent:

(i)  an executed counterpart of the Escrow Agreement; and

(ii)  certificates representing the *** Shares, the *** Shares, the Note Indemnity Shares and 25% of the Yale Shares;

(c)  to the Noteholders:

(i)  certificates representing the Note Shares;

(d)  to Yale:

(i)  a certificate representing 24,810 shares of OPKO Common Stock;

(e)  to the Founders:

(i)  a grant of Stock Options having the Option Terms described herein;

(f)  to Ben R. Bronstein:

(i)  an offer letter for employment with Buyer post-Closing in the form attached hereto as Schedule F-1;

(g)  to Milton B. Shields:

(i)  an amendment to his current Consulting Agreement with the Company providing for a consulting engagement with Buyer post-Closing in the form attached hereto as Schedule F-2; and

(h)  to Nicholas F. Warner:

(i)  an offer letter for employment with Buyer post-Closing in the form attached hereto as Schedule F-3.

7.3  Company Deliverables. At or before the Closing, the Company shall deliver or cause to be delivered to Buyer:

(a)  a true and complete copy, certified by the Secretary or Assistant Secretary of the Company, of the resolutions duly and validly adopted unanimously by the Board of Directors of the Company evidencing its authorization of the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby;

(b)  a certificate of the Company, executed by a duly authorized officer of the Company, that (i) the representations and warranties of the Company contained in this Agreement are true and correct in all material respects (except for those representations and warranties which are by their terms qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects, and except to the extent such representations and warranties are as of another date, in which case as of such date), and (ii) the covenants and agreements of the Company contained in this Agreement to be performed or complied with on or prior to the Closing Date shall have been duly performed or complied with in all material respects;

(c)  all filings, consents, approvals, permits and authorizations to be obtained by the Company which Buyer reasonably deems necessary to consummate the transactions contemplated by this Agreement, each in form and substance reasonably satisfactory to Buyer and without the imposition of any material adverse terms or conditions which would materially adversely affect Buyer or its ability to operate the Company after the Closing;

(d)  the effective written resignations of each of the directors and officers of the Company and the Founders (as employees or consultants), as may be requested by Buyer; and

(e)  such other documents and instruments as Buyer may reasonably request (other than opinions of counsel).

7.4  Seller Deliverables. At or before the Closing, each Seller shall deliver or cause to be delivered to Buyer (a) certificates issued by the Company evidencing the ownership of the Seller’s Shares; and (b) such other documents and instruments as Buyer may reasonably request (other than opinions of counsel).

7.5  Noteholder Deliverables. At or before the Closing, each Noteholder shall deliver or cause to be delivered to Buyer (a) the Noteholder’s Notes; and (b) such other documents and instruments as Buyer may reasonably request (other than opinions of counsel).

ARTICLE 8

Additional Agreements

8.1  OPKO Covenants and Commitments; Transfer of Core IP Assets.

(a)  As additional consideration for the sale of the Securities pursuant to this Agreement, OPKO agrees (i) to use commercially reasonable efforts to ***, (ii) to use commercially reasonable efforts to complete the same on or before *** (the “*** Completion Date”), and (iii) to use commercially reasonable efforts to ***, provided that each of the *** Date and the *** Date shall be extended *** Representative in the event OPKO determines in good faith it is unable to meet either deadline despite utilizing commercially reasonable efforts. OPKO shall make a determination, in its sole discretion, *** after the *** Completion Date, as amended (the “Determination Date”) and immediately notify the Seller Representative of the same.

(b)  In the event that (i) *** on or before the *** (as extended, if applicable), (ii) OPKO determines, in its sole discretion, ***. In the event of a ***, each of the Founders acknowledges and agrees that all unexercised Stock Options ***, and the Founders shall each represent and warrant, among other things, as to their ability to consummate the ***, ***, and that such shares ***, will be ***. OPKO, Buyer and the Company shall represent and warrant as to their ability to consummate the *** and that ***. Upon ***, (i) OPKO, Buyer and the Company, and (ii) the Founders (or their designee), shall execute mutual general releases in favor of the other. For the avoidance of doubt, (A) nothing in this Agreement shall operate to amend, modify or waive any of the terms of the Yale License as in effect on the date hereof, and (B) nothing in this Agreement shall operate or be interpreted as a consent by Yale to any assignment or purported assignment (or any license or sub-license to the rights and licenses granted thereunder) by the Company, Buyer or OPKO after the Closing.

8.2  Investigation. The representations, warranties and covenants set forth in this Agreement shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representations, warranties and covenants were made.

8.3  Survival of the Representations and Warranties. The representations and warranties of Buyer, OPKO, the Sellers, the Noteholders and the Company set forth in this Agreement shall survive the Closing Date for a period of one year.

8.4  General Release.

(a)  As additional consideration for the sale of the Securities pursuant to this Agreement, each of the Sellers and the Noteholders hereby unconditionally and irrevocably releases and forever discharges, effective as of the Closing Date, each of the Company and its officers, directors, employees and agents (each, a “Seller Releasee”), from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown, relating to the Company which ever existed, now exist, or may hereafter exist, by reason of any tort, breach of contract, violation of law or other act or failure to act which shall have occurred at or prior to the Closing Date, but excluding claims for breach by a Seller Releasee of any provision of this Agreement or any document or agreement executed and/or delivered pursuant hereto. Except as provided in the preceding sentence, the Sellers and the Noteholders expressly intend that the foregoing release shall be effective regardless of whether the basis for any claim or right hereby released shall have been known to or anticipated by the Sellers.

(b)  As additional consideration for the sale of the Securities pursuant to this Agreement, each of the Company, Buyer and OPKO hereby unconditionally and irrevocably releases and forever discharges, effective as of the Closing Date, each of the Sellers and the Noteholders and their respective officers, directors, employees and agents, as applicable (each, a “Released Party”), from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown, which ever existed, now exist, or may hereafter exist, by reason of any tort, breach of contract, violation of law or other act or failure to act which shall have occurred at or prior to the Closing Date, but excluding claims (i) for breach by a Released Party of any provision of this Agreement or any document or agreement executed and/or delivered pursuant hereto, (ii) for fraud, misappropriation, or willful misconduct, or (iii) in connection with or relating to any derivative action brought by any Seller or a former stockholder of the Company. Except as provided in the preceding sentence, the Company, Buyer and OPKO expressly intend that the foregoing release shall be effective regardless of whether the basis for any claim or right hereby released shall have been known to or anticipated by the Company, Buyer or OPKO.

8.5  Indemnification.

(a)  Indemnification from the Escrow Shares. Subject in all cases to the limitations set forth in Section 8.5(d), Section 8.5(e) and Section 8.5(f), the Sellers and the Indemnifying Noteholder agree, severally and not jointly up to their respective Pro Rata Share (as defined in Section 8.5(f)), to indemnify and hold harmless, Buyer and OPKO and their respective directors, officers, employees and agents (collectively, “Buyer Indemnified Parties”) from, against and in respect of, each of the following (collectively, “Claims”):

(i)  (A) any and all Liabilities, arising from, in connection with, or incident to any breach or violation of any of the representations and warranties of any of the Sellers, the Noteholders or the Company contained in this Agreement or any certificate delivered by any of the Sellers at or prior to the Closing, or (B) any and all Liabilities arising from, in connection with, or incident to any breach or violation of the covenants or agreements of any of the Sellers, the Noteholders or the Company contained in this Agreement,

(ii)  any and all Liabilities for Taxes attributable to all Tax years or portions thereof ending on or prior to the Closing Date imposed with respect to the Company,

(iii)  any and all Taxes related to or arising from the transactions contemplated hereby or in contemplation hereof by reason of any Liability for Taxes of the Company or the Sellers and assessed by any taxing authority against the Sellers, their respective shareholders, the Company and/or any of their respective Affiliates either before or after the Closing Date,

(iv)  any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses incidental to any of the foregoing, and

(v)  any third party claim, action, suit or proceeding or of the occurrence of any event or the existence of any state of facts which may become the basis of a third party claim

(b)  Indemnification Procedure.

(i)  As soon as practicable after Buyer obtains knowledge of the existence or commencement of any Claim in respect of which a Buyer Indemnified Party is entitled to indemnification under this Agreement, Buyer shall notify the Seller Representative and the Escrow Agent of such Claim in writing; provided, however, that any failure to give notice (A) will not waive any rights of the Buyer Indemnified Parties and (B) will not relieve the Sellers of their obligations as hereinafter provided in this Section 8.5 after such notice is given, except to the extent that the Seller Representative shall have been materially adversely affected by such delay or failure and except that in any event such notice shall be given on or before the one year anniversary of the Closing Date. Such notice shall specify the amount of the Claim (or the Buyer Indemnified Party’s good faith estimate of the amount of the Claim if the amount is not yet determined) and a reasonably detailed summary of the basis for such Claim.

(ii)  If the Seller Representative does not dispute the basis or amount of any Claim within 30 days of receiving written notice thereof, Buyer shall have the right to promptly recover indemnity as and to the extent provided herein, and the Seller Representative and Buyer shall provide a Joint Written Direction (as defined in the Escrow Agreement) to the Escrow Agent containing instructions to that effect. If the Seller Representative disagrees with the basis of the Claim or the amount of damages caused or alleged to be caused thereby, then within 30 days of receiving written notice thereof, the Seller Representative shall give notice to Buyer and the Escrow Agent of such disagreement and, in that case, Buyer shall have no right to recover indemnity hereunder until such time, if at all, as (A) a court of competent jurisdiction issues a final, non-appealable order specifying the amount of Buyer’s recovery or (B) Buyer and the Seller Representative agree in writing to the amount of recovery.

(iii)  With respect to any Claim under Section 8.5(a)(v) as to which such notice is promptly given, the Seller Representative will assume the defense or otherwise settle such Claim with counsel reasonably satisfactory to Buyer experienced in the conduct of Claims of that nature at the Sellers’ and the Indemnifying Noteholder’s sole risk and expense; provided, however, that Buyer (A) shall be permitted to join the defense and settlement of such Claim and to employ counsel reasonably satisfactory to it at its expense, and (B) shall cooperate fully with the Seller Representative, the Sellers and the and the Indemnifying Noteholder in the defense and any settlement of such Claim in any manner reasonably requested by the Seller Representative. The Seller Representative shall not make any settlement of any claims without the written consent of Buyer, which consent shall not be unreasonably withheld or delayed. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to any third party claim, action, suit or proceeding or of the occurrence of any event or the existence of any state of facts which may become the basis of a third party claim a settlement involving injunctive or other equitable relief against Buyer or its Affiliates or their assets, employees or business. For purposes of this Section, the firm of Foley Hoag LLP is satisfactory to Buyer and any conflict of interest of any form as to Foley Hoag LLP is hereby waived to the extent permitted by law.

(iv)  If the Seller Representative fails to assume the defense of such Claim or, having assumed the defense and settlement of such Claim, fails reasonably to contest such Claim in good faith, or the remedy sought by the claimant with respect to such Claim is not solely for money damages, Buyer, without waiving its right to indemnification, may, but is not required to, assume the defense and settlement of such Claim at the Sellers’ expense, provided, however, that (A) the Sellers shall cooperate with Buyer in the defense and settlement of such Claim in any manner reasonably requested by Buyer, and (B) Buyer shall not settle such Claim without the written consent of the Sellers and the Indemnifying Noteholder, which consent shall not be unreasonably withheld or delayed.

(c)  Indemnification Payments Net of Taxes. All sums payable by the Sellers and the Indemnifying Noteholder as indemnification under this Section 8.5 shall be paid free and clear of all deductions or withholdings (including any Taxes or governmental charges of any nature) unless the deduction or withholding is required by law, in which event or in the event Buyer shall incur any liability for Tax chargeable or assessable in respect of any such payment, the Sellers and the Indemnifying Noteholder shall pay such additional amounts as shall be required to cause the net amount received by Buyer to equal the full amount which would otherwise have been received by it had no such deduction or withholding been made or no such liability for Taxes been incurred.

(d)  Limitation on Indemnification. Satisfaction of Claims, other than with respect to Claims for fraud, shall be subject to the following limitations:

(i)  the Buyer Indemnified Parties shall not be entitled to any indemnification under this Agreement for Claims ***; provided that after the Buyer Minimum Loss Limitation has been met, the Buyer Indemnified Parties shall be entitled to indemnification for all damages, costs and expenses, relating to Claims going back to the first dollar;

(ii)  the Buyer Indemnified Parties shall not be entitled to any indemnification under this Agreement for any loss of use, interruption of business, special, punitive, consequential or incidental damages or loss of profit or goodwill; and

(iii)  the amount of any indemnification under this Agreement payable hereunder with respect to any Claim shall be reduced by the proceeds of any insurance policy paid to any Buyer Indemnified Party with respect to such Claim.

(e)  Escrow Shares. The Escrow Shares shall be the sole and exclusive source of recovery by the Buyer Indemnified Parties on account of any Claim for indemnification under this Section 8.5. Subject to the provisions of Section 8.5(f), recovery on account of an undisputed or otherwise resolved Claim for indemnification shall be made by set-off against the Escrow Shares by releasing from escrow and delivering to Buyer (in trust for the applicable Buyer Indemnified Party), in accordance with the terms of the Escrow Agreement, that number of shares of OPKO Common Stock equal to the dollar amount of the Claim, divided by the price per share of OPKO Common Stock which shall be valued at *** for OPKO Common Stock on the AMEX on the ***.

(f)  Pro Rata Share. Any set-off against the Escrow Shares in satisfaction of an undisputed or otherwise resolved Claim for indemnification pursuant to this Agreement shall be made on a pro rata basis among the Sellers and the Indemnifying Noteholder, calculated by dividing (i) the number of Escrow Shares indicated next to such Seller’s or Indemnifying Noteholder’s name on Schedule D under the heading “Escrow Shares” , by (ii) the total number of Escrow Shares (each Seller’s and the Indemnifying Noteholder’s respective “Pro Rata Share”); provided, however, that (A) any Claim arising from, in connection with, or incident to any breach or violation of any of the representations and warranties of a Seller contained in Article 5 shall be made by set-off only against such Seller’s Escrow Shares, and (B) any Claim arising from, in connection with, or incident to any breach or violation of any of the representations and warranties of any of the Noteholders contained in Article 6 shall be made by set-off only against the Indemnifying Noteholder’s Escrow Shares.

(g)  Exclusive Remedy. Other than with respect to Claims for fraud, the indemnification provided in this Section 8.5 will be the exclusive remedy for the Buyer Indemnified Parties with respect to Claims against the Sellers, the Noteholders, the Seller Representative or the Company with respect to any provision of this Agreement and the transactions contemplated hereby.

(h)  Binding Effect. Buyer shall administer the requirements and provisions of this Agreement including the defense and/or settlement of any Claims for which the Buyer Indemnified Parties may be indemnified. All decisions and actions by Buyer, including the defense or settlement of any Claims for which the Buyer Indemnified Parties may be indemnified, shall be binding upon all of the Buyer Indemnified Parties, and no Buyer Indemnified Party shall have the right to object, dissent, protest or otherwise contest the same. The Seller Representative shall be able to rely conclusively on the instructions and decisions of Buyer as to the settlement of any Claims for indemnification of the Buyer Indemnified Parties or any other actions required to be taken by the Buyer Indemnified Parties hereunder.

8.6  Seller Representative.

(a)  Appointment. In order to administer efficiently the requirements and provisions of this Agreement including the defense and/or settlement of any Claims for which the Buyer Indemnified Parties may be indemnified, the Sellers and the Indemnifying Noteholder irrevocably appoint the Seller Representative as their agent, attorney-in-fact and representative (with full power of substitution in the premises), and, by its execution hereof, the Seller Representative hereby accepts such appointment.

(b)  Authorization. The Sellers and the Indemnifying Noteholder hereby authorize the Seller Representative (i) to take all action necessary in connection with the defense and/or settlement of any Claims for which the Buyer Indemnified Parties may be indemnified and (ii) to give and receive all notices required to be given under this Agreement, the Escrow Agreement and the other agreements contemplated hereby to which all of the Sellers and the Indemnifying Noteholder or their respective properties are subject.

(c)  Replacement. In the event that the Seller Representative dies, becomes unable to perform his responsibilities hereunder or resigns from such position, the remaining Sellers shall, by election of the Sellers (or, if applicable, their respective heirs, legal representatives, successors and assigns) who held a majority of the voting power represented by the Securities issued and outstanding immediately prior to the Closing, select another representative to fill such vacancy and such substituted representative shall be deemed to be the Seller Representative for all purposes of this Agreement.

(d)  Binding Effect. All decisions and actions by the Seller Representative, including the defense or settlement of any Claims for which the Buyer Indemnified Parties may be indemnified, shall be binding upon all of the Sellers and the Indemnifying Noteholder, and no Seller or the Indemnifying Noteholder has the right to object, dissent, protest or otherwise contest the same. The Sellers and the Indemnifying Noteholder agree that

(i)  Buyer shall be able to rely conclusively on the instructions and decisions of the Seller Representative as to the settlement of any Claims for indemnification of the Buyer Indemnified Parties or any other actions required to be taken by the Seller Representative hereunder;

(ii)  all actions, decisions and instructions of the Seller Representative shall be conclusive and binding upon all of the Sellers and the Indemnifying Noteholder and no Seller or the Indemnifying Noteholder shall have any cause of action against the Seller Representative for any action taken or not taken, decision made or instruction given by the Seller Representative under this Agreement, except for fraud, gross negligence, willful misconduct or bad faith by the Seller Representative;

(iii)  each of the Sellers and the Indemnifying Noteholder shall indemnify and hold harmless, pro rata based upon and up to an amount not to exceed the respective amounts of Consideration Shares to which such Seller or the Indemnifying Noteholder is entitled after satisfaction of any Claims, the Seller Representative from all loss, liability or expense (including the reasonable fees and expenses of counsel) arising out of or in connection with the Seller’s execution and performance of this Agreement and the Escrow Agreement, except for fraud, gross negligence, willful misconduct or bad faith by the Seller Representative;

(iv)  the provisions of this Section 8.6 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Seller may have in connection with the transactions contemplated by this Agreement; and

(v)  the provisions of this Section 8.6 shall be binding upon the heirs, legal representatives, successors and assigns of each Seller and the Indemnifying Noteholder, and any references in this Agreement to a Seller or the Sellers or the Indemnifying Noteholder shall mean and include the successors to the rights of the Sellers and the Indemnifying Noteholder, hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise

(e)  Escrow Agreement. The Seller Representative is authorized to enter into the Escrow Agreement on the behalf of the Sellers which agreement may require the Sellers and the Indemnifying Noteholder to indemnify the Escrow Agent for certain fees, expenses and other liabilities.

8.7  Confidentiality. The Sellers acknowledge that the Intellectual Property and all other confidential or proprietary information with respect to the business and operations of the Company are valuable, special and unique. Except as required by law or in connection with the defense, dispute or resolution of a Claim involving the Company, OPKO, Buyer or any other Buyer Indemnified Party, the Sellers shall not, at any time after the Closing Date, disclose, directly or indirectly, to any Person, or use or purport to authorize any Person to use any Intellectual Property, confidential or proprietary information with respect to the Company, Buyer or OPKO, whether or not for a Seller’s own benefit, without the prior written consent of Buyer, including without limitation, information as to the financial condition, results of operations, customers, suppliers, products, products under development, inventions, sources, leads or methods of obtaining new products or business, Intellectual Property, pricing methods or formulas, cost of supplies, marketing strategies or any other information relating to the Company or Buyer which could reasonably be regarded as confidential, but not including information which is or shall become generally available to the public other than as a result of an unauthorized disclosure by a Seller or a Person to whom a Seller has provided such information. The Sellers acknowledge that Buyer would not enter into this Agreement without the assurance that all such confidential and proprietary information will be used for the exclusive benefit of the Company.

8.8  Dissolution. If the Company, Buyer or OPKO shall liquidate, dissolve or wind up or experience a Triggering Event at any time before OPKO and Buyer shall have satisfied in full all of their respective obligations under this Agreement, whether fixed or contingent (including, without limitation, the issuance and delivery and release by the Escrow Agent of all of the Note Shares, the Note Indemnity Shares and the Consideration Shares), Buyer shall notify the Seller Representative of the same as soon as possible under the circumstances and, in any event at least ten days before the consummation of the event giving rise to the notice.

8.9  Right of First Offer. The Company hereby waives its rights under Section 4(c) of each of the restricted stock purchase agreements between the Company and each Founder, dated as of January 30, 2007, with respect to the right of first offer in favor of the Company set forth therein, and consents to the sale of the Securities by the Founders to Buyer on the terms set forth herein.

ARTICLE 9

Miscellaneous

9.1  Further Assurances. Each party agrees (a) to furnish upon request to each other party such further information, (b) to execute and deliver to each other party such other documents, and (c) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.

9.2  Publicity. The parties agree to cooperate in issuing any press release or other public announcement concerning this Agreement or the transactions contemplated hereby. Nothing contained herein shall prevent any party from at any time furnishing any information to any governmental authority which it is by law or otherwise so obligated to disclose or from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party’s disclosure obligations under applicable Law or the rules of the SEC or AMEX.

9.3  Assignment of Rights. Each of parties shall, without the payment of any additional consideration by any other party, take all such actions as may be required to transfer all of his or its right, title and interest in and to all assets, Intellectual Property, contracts, agreements or other rights which are utilized by or for the benefit of the Company in the conduct of their respective businesses so as to ensure that all such rights, title and interest inure to the benefit of the Company.

9.4  Notices. Any notice or other communication under this Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below their names on the signature pages of this Agreement (or at such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given when actually received or (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery, (b) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise.

9.5  Entire Agreement. This Agreement, its schedules and exhibits, contain every obligation and understanding between the parties relating to the subject matter hereof, merges all prior discussions, negotiations and agreements, if any, between them, and none of the parties shall be bound by any representations, warranties, covenants, or other understandings, other than as expressly provided or referred to herein or therein.

9.6  Assignment. This Agreement may not be assigned by any party without the written consent of the other parties hereto; provided that Buyer may assign this Agreement to an Affiliate, whether such Affiliate currently exists or is formed in the future; and provided, further, that as a condition to and at the time of such assignment, such Affiliate is solvent and OPKO shall Guaranty in writing Buyer’s obligations under the Transaction Documents, and shall remain bound by its obligations under the Transaction Documents in all respects. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

9.7  Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof may be amended by the parties hereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by a person who, to the extent applicable, has been authorized by its Board of Directors to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

9.8  No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

9.9  Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

9.10  Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Schedule of the Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in any other Schedule of the Disclosure Schedules as though fully set forth in such Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in the Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by this Agreement. Except as expressly set forth in this Agreement, such information and the thresholds (whether based on quantity, qualitative characterization, dollar amounts or otherwise) set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

9.11  Expenses. Each party agrees to pay, without right of reimbursement from any other party, the costs (hereafter referred to as “Costs”) incurred by it incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith.

9.12  Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

9.13  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

9.14  Injunctive Relief. It is possible that remedies at law may be inadequate and, therefore, the parties hereto shall be entitled to equitable relief including, without limitation, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

9.15  Time. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

9.16  Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of New York without reference to the choice of law principles thereof.

IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

OPKO HEALTH, INC.

By:_________________________________
Name:
Title:

4400 Biscayne Boulevard, Suite 1180
Miami, Florida 33137
Attn: Kate Inman, Deputy General Counsel

OPKO INSTRUMENTATION, LLC

By:_________________________________
Name:
Title:

4400 Biscayne Boulevard, Suite 1180
Miami, Florida 33137
Attn: Kate Inman, Deputy General Counsel

VIDUS OCULAR, INC.

By:_________________________________
Name:
Title:

Sellers and Noteholders:

__________________________________
J. Anderson Berly, III

__________________________________
Ben R. Bronstein

BEN R. BRONSTEIN LIVING TRUST DA 03/04/96

By:___________________________
Name:
Title:

_________________________________
Joseph M. Davie

JM MEDICAL, LLC

By:___________________________
Name:
Title:

_________________________________
Robert E. Mason III

_________________________________
James R. McNab, Jr.

JAMES R. AND MARY W.
MCNAB OPERATING L.P.

By:______________________________
Name:
Title:

_________________________________
Milton Bruce Shields

_________________________________
Nicholas Fish Warner

_________________________________
Jay Williams

_________________________________
Jennifer Williams

YALE UNIVERSITY

By:___________________________
Name:
Title:

SCHEDULE A

Sellers

Seller	Securities Owned (Shares of Company Common Stock)	Yale Shares	*** Shares	*** Shares	True-Up Shares

Ben R. Bronstein	***	***	***	***	***

James R. McNab, Jr.	***	***	***	***	***

Milton Bruce Shields	***	***	***	***	***

Nicholas Fish Warner	***	***	***	***	***

Yale University	***	***	***	***	***

Total	3,710,769	33,080	227,670	260,750	413,850

*Other Schedules are omitted as permitted in accordance with Item 601 of Regulation S-K.

i